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                                                                    Exhibit 99.1



        SUMMARY OF CHANGES TO NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

      The Compensation Committee of the Board of Directors approved the following changes to the Company's Non-Employee Director Compensation Program:

            - The annual retainer for each non-employee director was increased from $25,000 to $50,000. This increase is effective as of January 1, 2005 and payments are made at the end of each quarter to non-employee directors continuing to serve on the Board of Directors after the March 2005 shareholder meeting.

            - The Audit Committee Chair annual retainer has been increased from $10,000 to $15,000. This increase is effective after the March 2005 shareholder meeting.

            - The Chair annual retainer for all other Board committees has been increased from $5,000 to $7,500. This increase is effective after the March 2005 shareholder meeting.

      In addition, the Compensation Committee of the Board of Directors authorized the preparation and adoption of an amendment to the Company's Executive Retirement Contribution Plan which would provide that non-employee directors are eligible to participate in such plan. This plan, when amended, will provide that eligible participants, including non-employee directors, may elect to defer the receipt of certain cash compensation (including director retainers and meeting fees) otherwise owed to the individual to a future date selected by the participant.